Exhibit 32

Section 1350 Certifications

In connection with the Annual Report on Form 10-K for the year ended December 31, 2025 (the “Report”) of TrustCo Bank Corp NY (the “Company”), as filed with the Securities and Exchange Commission on the date hereof, the undersigned each hereby certifies pursuant to 18 U.S. C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company for the periods described therein.

/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer

/s/ Michael M. Ozimek
Michael M. Ozimek
Executive Vice President and Chief Financial Officer

March 16, 2026